Exhibit 99.1

EQT Reports First Quarter 2012 Earnings

PITTSBURGH--(BUSINESS WIRE)--April 26, 2012--EQT Corporation (NYSE: EQT) today announced first quarter 2012 earnings of $72.0 million, or $0.48 per diluted share. First quarter 2011 earnings were $122.3 million, or $0.82 per diluted share. Operating cash flow was $227.1 million in the first quarter 2012, compared to $249.4 million in the first quarter of 2011. Both quarters included non-recurring items, which should be considered when comparing results, most notably a significant gain on the sale of the Langley natural gas processing complex (Langley) in the first quarter of 2011. Allowing for the non-recurring items, the adjusted earnings per diluted share were $0.50 for the first quarter 2012, compared to $0.66 for the first quarter 2011; and adjusted cash flow per share was $1.52 in the first quarter 2012, compared to $1.67 in the first quarter 2011. The non-recurring items are discussed in more detail below and reconciled in the Non-GAAP Disclosures section of this press release.

Highlights for the first quarter 2012 vs. first quarter 2011 include:

  Production sales volumes were 26% higher;
  Marcellus sales volumes were 68% higher;
  Midstream gathered volumes were 21% higher; and
  Filed with the SEC to form a Midstream Master Limited Partnership.

EQT’s first quarter 2012 operating income was $153.3 million, representing a 30% decrease from the same quarter in 2011. Allowing for the non-recurring items, adjusted operating income was 11% lower than 2011. In the first quarter 2012, Pennsylvania legislation imposed an annual impact fee on all wells drilled in the state, including those drilled prior to 2012. The Company recognized a $6.2 million expense in the quarter, for wells drilled prior to 2012. The impact of the sale of Langley and the Big Sandy pipeline (Big Sandy) and a reduction of non-income tax accruals added a total of $41.6 million to operating income in the first quarter of 2011. Adjusted earnings per diluted share and adjusted cash flow per share were lower primarily due to an 11% reduction in average wellhead sales prices to EQT Corporation and unseasonably warm weather in the service territory for Distribution’s business. Net operating revenues increased $8.4 million to $365.9 million in the quarter, while net operating expenses rose by $53.9 million to $213.7 million.

Results by Business

EQT Production

Driven by drilling in the Marcellus Shale, EQT Production achieved sales volumes of 54.1 Bcfe in the first quarter 2012, which was 26% higher than the first quarter 2011. Sales volumes from the Marcellus averaged 295 MMcfd for the first quarter 2012, up from 178 MMcfd in the first quarter 2011. Production sales volumes in 2012 are projected to be between 250 and 255 Bcfe, 30% higher than 2011.

Operating income for the first quarter of 2012 was $60.1 million, compared to $82.3 million in the same period last year – while revenues for the quarter were $195.4 million, 13% higher than the first quarter 2011. The revenue growth was due to a 26% increase in sales volumes, which was partially offset by lower per unit revenue, consistent with 33% lower NYMEX natural gas prices on our un-hedged volumes.

Operating expenses for EQT Production for the first quarter were $136.4 million, $45.6 million higher than the same quarter last year. Depreciation, depletion and amortization (DD&A) expenses were $28.7 million higher, primarily due to an increase in produced volumes and a higher unit depletion rate. The higher unit depletion rate resulted from higher Marcellus well costs in 2011 and lower Huron reserves in 2012. Consistent with the sales volume growth, selling, general and administrative (SG&A) expenses were $5.5 million higher; lease operating expense (LOE) was $3.1 million higher; and production taxes were $1.6 million higher, excluding a $6.2 million Pennsylvania impact fee for wells drilled prior to 2012. Per unit LOE, including production taxes, increased 3% to $0.38 per Mcfe.

The Company realized an average unhedged premium of $0.96 per Mcfe over the NYMEX natural gas price as a result of production from the liquids rich portion of its acreage. EQT Production’s sales volumes consisted of approximately 6% NGLs and oil, excluding ethane.

The Company drilled (spud) 40 gross wells during the first quarter 2012; 33 targeted the Marcellus play with an average length of pay of 5,890 feet; and 7 targeted the Huron play. The Company expects to drill approximately 132 Marcellus wells in 2012.

EQT Midstream

EQT Midstream’s first quarter 2012 operating income was $56.1 million; $5.3 million higher than the first quarter of 2011, after adjusting for the impact from the sale of Langley, lost operating income from the sale of Langley and Big Sandy, and the reduction of non-income tax accruals. Net gathering revenues increased 17% to $69.3 million in the first quarter 2012, primarily due to a 21% increase in gathered volumes. Net transmission revenues totaled $22.9 million, a 13% decrease, mainly due to the loss of revenues as a result of the sale of Big Sandy in the second quarter 2011, which were partially offset by increased sales associated with the Equitrans Marcellus expansion project. Net storage, marketing and other revenues totaled $14.9 million, a $6.2 million decrease, resulting from unrealized losses on fair-value hedging activities. Operating expenses for the quarter were $51.0 million, slightly higher than the same quarter last year, after adjusting for the 2011 reduction in non-income tax accruals.

On February 13, 2012, EQT Midstream Partners, LP filed a registration statement with the U.S. Securities and Exchange Commission (SEC) for an initial public offering of common units of a master limited partnership that would own portions of the assets of Equitrans, L.P.; the Company’s interstate pipeline subsidiary. The filing is available on the SEC website at http://www.sec.gov.

Distribution

Distribution’s first quarter 2012 operating income totaled $36.8 million, compared to $53.4 million for the same period in 2011. According to the National Oceanic and Atmospheric Administration, the first quarter of 2012 was the warmest period on record in the service territory for the Distribution business; 24% warmer than last year, measured by heating degree days. As a result, total net operating revenues for the first quarter 2012 were 19% lower at $63.4 million; and operating expenses were $2.1 million higher year-over-year. Adjusting for a reduction in non-income taxes last year, operating expenses were down by $0.9 million.

Other Business

Hedging

As of April 25, 2012, EQT has hedged approximately 50% of its 2012 sales of produced natural gas, excluding liquids. The Company’s total hedge positions for 2012 through 2014 production are:

	2012**	2013	2014
Swaps
Total Volume (Bcfe)	77	70	42
Average Price per Mcf (NYMEX)*	$5.17	$5.15	$4.82

Collars
Total Volume (Bcfe)	16	15	14
Average Floor Price per Mcf (NYMEX)*	$6.51	$6.12	$6.37
Average Cap Price per Mcf (NYMEX)*	$11.83	$11.80	$11.55

* The average price is based on a conversion rate of 1.05 MMBtu/Mcf

** April through December

2012 Capital Expenditures Forecast

In response to lower natural gas prices, service costs to complete wells have declined. As a result, the company decreased its cost per well estimate by 9% and its 2012 CAPEX forecast by $100 million, to $1,365 million.

Operating Income

The Company reports operating income by segment in this press release. Interest, income taxes and unallocated income/(expense) are controlled on a consolidated, corporate-wide basis and are not allocated to the segments. The Company’s management reviews and reports segment results for operating revenues and purchased gas costs, net of third-party transportation costs.

The following table reconciles operating income by segment, as reported in this press release, to the consolidated operating income reported in the Company’s financial statements:

	Three Months Ended March 31,
	2012	2011
Operating income (thousands):
EQT Production	$ 60,148	$ 82,329
EQT Midstream	56,136	89,418
Distribution	36,770	53,367
Unallocated income/(expense)	242	(4,702)
Operating income	$ 153,296	$ 220,412

Unallocated income/(expense) is primarily due to certain incentive compensation and administrative costs that differ from budget and are not allocated to the operating segments.

Price Reconciliation

EQT Production's average wellhead sales price is calculated by allocating some revenues to EQT Midstream for the gathering, processing and transportation of the produced gas. EQT Production’s average wellhead sales prices for the three months ended March 31, 2012 and 2011 were:

	Three Months Ended March 31,
	2012	2011
Revenues ($ / Mcfe)
Average NYMEX price	$2.74	$4.11
Hedge impact	1.42	0.46
Average basis	-	0.19
Average net liquids revenue	0.96	1.08
Average hedge adjusted price	$5.12	$5.84

Midstream Revenue Deductions ($ / Mcfe)
Gathering to EQT Midstream	$(1.08)	$(1.14)
Transportation and processing to EQT Midstream	(0.17)	(0.32)
Third party gathering, processing and transmission	(0.28)	(0.41)
Total midstream revenue deductions	(1.53)	$(1.87)
Average wellhead sales price to EQT Production	$3.59	$3.97

EQT Revenue ($ / Mcfe)
Revenues to EQT Midstream	$1.25	$1.46
Revenues to EQT Production	3.59	3.97
Average wellhead sales price to EQT Corporation	$4.84	$5.43

Third-party gathering, processing and transmission rates were reduced by $0.12 per Mcfe for the first quarter 2012, due to the sale of unused capacity on the El Paso 300 line that was not under long-term resale agreements.

Unit Costs

The Company’s unit costs to produce, gather, process and transport EQT Production’s produced natural gas were:

	Three Months Ended March 31,
	2012		2011
Production segment costs: ($ / Mcfe)
LOE	$0.20		$0.18
Production taxes	0.18	*	0.19
SG&A	0.38		0.35
	$0.76		$0.72

Midstream segment costs: ($ / Mcfe)
Gathering, transmission and processing	$0.37		$0.40
SG&A	0.19		0.16
	$0.56		$0.56
Total ($ / Mcfe)	$1.32		$1.28

*Excludes the retroactive PA Impact Fee of $0.11 per Mcfe for Marcellus wells spud prior to 2012.

Marcellus Horizontal Well Status (cumulatively since inception)

	As of 3/31/12	As of 12/31/11	As of 9/30/11	As of 6/30/11	As of 3/31/11
Wells spud	281	248	230	194	166
Wells online	186	159	137	119	86
Wells complete, not online	3	22	4	5	8
Frac stages (spud wells)*	4,747	3,796	3,530	2,809	2,387
Frac stages online	2,749	2,171	1,873	1,578	1,047
Frac stages complete, not online	51	331	65	74	127

*Includes planned stages for spud wells that have not yet been hydraulically fractured.

Non-GAAP Disclosures

Adjusted Operating Income, Adjusted Net Income and Adjusted Earnings Per Diluted Share

The results for the period ending March 31, 2012, included a $6.2 million expense related to the retroactive portion of the Pennsylvania impact fee for Marcellus wells spud prior to 2012. The results for the period ending March 31, 2011, included a gain on the sale of Langley, a reduction of certain non-income tax reserves, and Langley and Big Sandy operations, together totaling $41.6 million. Adjusted operating income excludes these items. Adjusted net income and adjusted earnings per diluted share exclude the Langley gain and the reduction of certain non-income tax reserves only. Adjusted operating income, adjusted net income and adjusted earnings per diluted share are presented because they are important measures used by management to evaluate period-to-period comparisons of earnings trends.

Reconciliation of Adjusted Operating Income:

	Three Months Ended March 31,
	2012	2011
Operating income as reported	$153,296	$220,412
(Deduct) / add back
Langley & Big Sandy:
Gain on disposition	−	(22,785)
Operations	−	(5,500)
Adjustments to non-income tax reserves:
Midstream	−	(10,300)
Distribution	−	(3,000)
PA impact fee (retroactive portion)	6,178	−
Adjusted operating income	$159,474	$178,827

Reconciliation of Adjusted Net Income and Adjusted Earnings Per Diluted Share:

	Three Months Ended March 31,
	2012	2011
Net income as reported	$72,035	$122,255
(Deduct) / add back
Gain on disposition	−	(22,785)
Adjustments to non-income tax reserves	−	(13,300)
PA Impact fee (retroactive portion)	6,178	−
Tax impact at 38.3% for 2012, and 37.1% for 2011	(2,366)	13,388
Adjusted net income	$75,847	$99,558
Diluted weighted average common shares outstanding	150,216	150,002
Diluted EPS, as adjusted	$0.50	$0.66

Operating Cash Flow:

Operating cash flow is presented as an accepted indicator of oil and gas exploration and production companies’ ability to internally fund exploration and development activities and to service or incur additional debt. The Company has also included this information because we believe changes in operating assets and liabilities relate to the timing of cash receipts and disbursements that the Company may not control, and therefore, may not relate to the period in which the operating activities occurred. Operating cash flow should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with GAAP. The table below reconciles operating cash flow with net cash provided by operating activities as derived from the statement of cash flows to be included in the Company’s annual report on Form 10-Q for the quarter ended March 31, 2012 and 2011.

	Three Months Ended March 31,
(thousands)	2012	2011
Net income	$72,035	$122,255
Add back (deduct):
Deferred income taxes	39,363	70,716
Depreciation, depletion, and amortization	107,525	78,398
Gain on dispositions	(1,110)	(22,785)
Other items, net	9,255	807
Operating cash flow	$227,068	$249,391

Add back (deduct):
Changes in operating assets and liabilities	$(4,944)	$(6,877)
Net cash provided by operating activities	$222,124	$242,514

Adjusted Cash Flow Per Share

Adjusted cash flow per share is presented because it is a capital efficiency metric used by the investors and analysts to evaluate oil and gas companies. Adjusted cash flow per share is not a measure of financial performance under GAAP and should not be considered as an alternative to net cash provided by operating activities or net income per share, both as defined by GAAP, or as a measure of liquidity.

	Three Months Ended March 31,
(thousands)	2012	2011
Operating cash flow (a non-GAAP measure reconciled above)	$227,068	$249,391
Add back:
Exploration expense	1,828	1,375
Operating cash flow and exploration expense	$228,896	$250,766
Diluted weighted average common shares outstanding	150,216	150,002
Adjusted cash flow per share	$1.52	$1.67

Net Operating Revenues and Net Operating Expenses

Net operating revenues and net operating expenses, both of which exclude purchased gas costs, are presented because they are important analytical measures used by management to evaluate period-to-period comparisons of revenue and operating expenses. Purchased gas cost is typically excluded by management in such analysis because, although subject to commodity price volatility, purchased gas cost is mostly passed on to customers and does not have a significant impact on the Company’s earnings.

	Three Months Ended March 31,
(thousands)	2012	2011
Net operating revenues	$365,894	$357,457
Plus: purchased gas cost	84,066	115,238
Operating revenues	$449,960	$472,695

Net operating expenses	$213,708	$159,830
Plus: purchased gas cost	84,066	115,238
Total operating expenses	$297,774	$275,068

EQT Corporation will host a live webcast with security analysts today, beginning at 10:30 a.m. Eastern Time. The topic of the webcast will be financial results, operational results and other matters with respect to the first quarter of 2012. The webcast will be broadcast live via EQT’s website, http://www.eqt.com and on its investor page at http://ir.eqt.com, with a replay for seven days following the call.

In addition, investor presentations and discussion materials are available via EQT’s website. These materials are updated periodically.

Cautionary Statements

The United States Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that a Company anticipates as of a given date to be economically and legally producible and deliverable by application of development projects to known accumulations. We use certain terms, such as “EUR” (estimated ultimate recovery), that the SEC’s guidelines prohibit us from including in filings with the SEC. This measure is by its nature more speculative than estimates of reserves prepared in accordance with SEC definitions and guidelines and accordingly is less certain.

The Company is unable to provide a reconciliation of its projected operating cash flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with generally accepted accounting principles, because of uncertainties associated with projecting future net income and changes in assets and liabilities.

Capital expenditure forecasts do not include capital expenditures for land acquisitions.

Disclosures in this press release contain certain forward-looking statements. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Company and its subsidiaries, including guidance regarding the Company’s drilling program (including the number, type, feet of pay and location of wells to be drilled) and infrastructure program (including the Equitrans Marcellus expansion project and gathering expansion projects); asset sales, joint ventures or other transactions involving the Company’s assets, including the possible formation of a master limited partnership; total resource potential, reserves, EUR, expected decline curve, reserve replacement ratio and production and sales volumes and growth rate; internal rate of return (IRR); F&D costs, operating costs, unit costs, well costs and EQT Midstream costs; capital expenditures; capital budget and sources of funds for capital expenditures; financing plans and availability; projected operating cash flows; hedging strategy; the effects of government regulation; and tax position. These statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events. While the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors” of the Company’s Form 10-K for the year ended December 31, 2011, as updated by any subsequent Form 10-Qs.

Any forward-looking statement applies only as of the date on which such statement is made and the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

About EQT Corporation:

EQT Corporation is an integrated energy Company with emphasis on Appalachian area natural gas production, gathering, transmission, and distribution. With more than 120 years of experience, EQT continues to be a leader in the use of advanced horizontal drilling technology – designed to minimize the potential impact of drilling-related activities and reduce the overall environmental footprint. Through safe and responsible operations, the Company is committed to meeting the country’s growing demand for clean-burning energy, while continuing to provide a rewarding workplace and enrich the communities where its employees live and work. Company shares are traded on the New York Stock Exchange as EQT.

Visit EQT Corporation at www.EQT.com.

EQT CORPORATION AND SUBSIDIARIES

	Three Months Ended March 31,
	2012	2011
OPERATIONAL DATA
Average wellhead sales price to EQT Corporation:
Natural gas excluding hedges ($/Mcf)	$2.80	$4.33
Hedge impact ($/Mcf of natural gas) (a)	$1.52	$0.50
Natural gas including hedges ($/Mcf)	$4.32	$4.83
NGLs ($/Bbl)	$48.46	$52.09
Crude oil ($/Bbl)	$85.31	$78.39
Total ($/Mcfe)	$4.84	$5.43

$/Mcfe:
Less revenues to EQT Midstream	$1.25	$1.46
Average wellhead sales price to EQT Production	$3.59	$3.97

NYMEX natural gas ($/Mcf)	$2.74	$4.11
Natural gas sales volumes (MMcf)	50,773	40,135
NGL sales volumes (MBbls)	787	726
Crude oil sales volumes (MBbls)	54	31
Total production sales volumes (MMcfe) (b)	54,070	43,047

Capital expenditures (thousands)	$269,587	$263,428

STATEMENTS OF CONSOLIDATED INCOME (UNAUDITED)
(Thousands, except per share amounts)
Operating revenues	$449,960	$472,695
Operating expenses:
Purchased gas costs	84,066	115,238
Operation and maintenance	34,390	25,055
Production	27,023	16,111
Exploration	1,828	1,375
Selling, general and administrative	42,942	38,891
Depreciation, depletion and amortization	107,525	78,398
Total operating expenses	297,774	275,068
Gain on dispositions	1,110	22,785
Operating income	153,296	220,412
Equity in earnings of nonconsolidated investments	2,212	2,358
Other income	2,469	4,446
Interest expense	41,252	32,852

Income before income taxes	116,725	194,364
Income taxes	44,690	72,109
Net income	$72,035	$122,255
Earnings per share of common stock:
Basic:
Weighted average common shares outstanding	149,494	149,271
Net income	$0.48	$0.82
Diluted:
Weighted average common shares outstanding	150,216	150,002
Net income	$0.48	$0.82

(a)	All hedges are related to natural gas.
(b)	NGLs were converted to Mcfe at the rates of 3.77 Mcfe per barrel and 3.75 Mcfe per barrel based on the liquids content for the three months ended March 31, 2012 and 2011, respectively, and crude oil was converted to Mcfe at the rate of six Mcfe per barrel for both periods.

EQT PRODUCTION RESULTS OF OPERATIONS

	Three Months Ended March 31,
	2012	2011
OPERATIONAL DATA
Natural gas, NGL and crude oil production (MMcfe) (a)	54,825	44,526
Company usage, line loss (MMcfe)	(755)	(1,479)
Total production sales volumes (MMcfe)	54,070	43,047

Average daily sales volumes (MMcfe/d)	594	478

Sales volume detail (MMcfe):
Horizontal Marcellus Play	26,842	15,990
Horizontal Huron Play	9,666	10,343
CBM Play	3,298	3,379
Other (vertical non-CBM)	14,264	13,335
Total production sales volumes	54,070	43,047

Average wellhead sales price ($/Mcfe)	$3.59	$3.97

Lease operating expenses, excluding production taxes (LOE) ($/Mcfe)	$0.20	$0.18
Production taxes ($/Mcfe) (b)	$0.18	$0.19
Production depletion ($/Mcfe)	$1.54	$1.25

Depreciation, depletion and amortization (DD&A) (thousands):
Production depletion	$84,526	$55,612
Other DD&A	2,041	2,222
Total DD&A	$86,567	$57,834

Capital expenditures (thousands)	$183,685	$226,972

FINANCIAL DATA (Thousands)

Total operating revenues	$195,396	$173,042

Operating expenses:
LOE	10,936	7,800
Production taxes (b)	16,087	8,311
Exploration expense	1,828	1,375
Selling, general and administrative (SG&A)	20,940	15,393
DD&A	86,567	57,834
Total operating expenses	136,358	90,713
Gain on dispositions	1,110	-
Operating income	$60,148	$82,329

(a)	Natural gas, NGL and oil production represents the Company’s interest in natural gas, NGL and oil production measured at the wellhead. It is equal to the sum of total sales volumes, Company usage and line loss.
(b)	Production taxes include severance and production-related ad valorem and other property taxes. Production taxes also include an accrual of $8.2 million for the Pennsylvania impact fee beginning in the first quarter of 2012. $6.2 million of the accrual represents the retroactive fee for pre-2012 Marcellus wells. The first quarter 2012 production taxes unit rate excludes the impact of the $6.2 million accrual for pre-2012 Marcellus wells.

EQT MIDSTREAM RESULTS OF OPERATIONS

	Three Months Ended March 31,
	2012	2011
OPERATIONAL DATA
Gathered volumes (BBtu)	71,166	58,622
Average gathering fee ($/MMBtu)	$0.97	$1.01
Gathering and compression expense ($/MMBtu) (a)	$0.28	$0.30
Transmission pipeline throughput (BBtu)	42,075	35,562
Net operating revenues (thousands):
Gathering	$69,253	$58,981
Transmission	22,941	26,389
Storage, marketing and other (b)	14,923	21,152
Total net operating revenues	$107,117	$106,522

Capital expenditures (thousands)	$79,638	$29,105

FINANCIAL DATA (Thousands)

Total operating revenues	$122,048	$141,662
Purchased gas costs	14,931	35,140
Total net operating revenues	107,117	106,522

Operating expenses:
Operating and maintenance (O&M)	24,104	14,327
SG&A	12,169	10,854
DD&A	14,708	14,708
Total operating expenses	50,981	39,889
Gain on dispositions	-	22,785
Operating income	$56,136	$89,418

(a)	Gathering and compression expense per unit excludes $7.1 million of favorable adjustments for certain non-income tax reserves in 2011.
(b)	Included within storage, marketing and other net operating revenues are unrealized losses on derivatives and inventory for the three months ended March 31, 2012 and 2011 of $5.4 million and $0.9 million, respectively.

DISTRIBUTION RESULTS OF OPERATIONS

	Three Months Ended March 31,
	2012	2011
OPERATIONAL DATA
Heating degree days (30 year average: 2,870)	2,232	2,936

Residential sales and transportation volumes (MMcf)	9,055	12,024
Commercial and industrial volumes (MMcf)	9,359	11,131
Total throughput (MMcf)	18,414	23,155

Net operating revenues (thousands):
Residential	$40,660	$50,950
Commercial & industrial	17,023	21,179
Off-system and energy services	5,708	5,764
Total net operating revenues	$63,391	$77,893

Capital expenditures (thousands)	$5,463	$6,219

FINANCIAL DATA (Thousands)

Total operating revenues	$135,421	$195,091
Purchased gas costs	72,030	117,198
Total net operating revenues	63,391	77,893

Operating expenses:
O&M	10,213	10,321
SG&A	10,165	8,248
DD&A	6,243	5,957
Total operating expenses	26,621	24,526
Operating income	$36,770	$53,367

CONTACT:
EQT Corporation
Analyst inquiries please contact:
Patrick Kane, 412-553-7833
Chief Investor Relations Officer, EQT
pkane@eqt.com
or
Media inquiries please contact:
Natalie Cox, 412-395-3941
Corporate Director, Communications
ncox@eqt.com